Exhibit 10.1

BUYOUT AND TERMINATION AGREEMENT

Among

GREAT LAKES GAMING OF MICHIGAN, LLC,

f/k/a GREAT LAKES OF MICHIGAN, LLC

LAKES ENTERTAINMENT, INC. f/k/a LAKES GAMING, INC.

LAKES GAMING AND RESORTS, LLC

POKAGON PROPERTIES, LLC

FILBERT LAND DEVELOPMENT, LLC

POKAGON GAMING AUTHORITY

And

POKAGON BAND OF POTAWATOMI INDIANS

Dated as of June 30, 2011

i

Exhibits and Schedules

Exhibits

2.6.1	Form of Mutual Release by Lakes Parties

2.6.4	Form of Opinion by Gray Plant Mooty, Mooty & Bennett, P.A.

2.6.5	Form of Opinion by Drummond Woodsum & MacMahon, P.A.

Schedules

2.2.4	Management Fees Calculation

2.3	Lakes Debt

2.4	Other Obligations

3.1.5	Contracts

3.1.11	Lakes MD&A; Presentations

ii

BUYOUT AND TERMINATION AGREEMENT

THIS BUYOUT AND TERMINATION AGREEMENT (as the same may be amended from time to time, the “Agreement”) is made and entered into as of the 30th day of June, 2011 (the “Effective Date”), by and among GREAT LAKES GAMING OF MICHIGAN, LLC, (f/k/a GREAT LAKES OF MICHIGAN, LLC (“Great Lakes”), LAKES ENTERTAINMENT, INC. f/k/a LAKES GAMING, INC. (“Lakes”), LAKES GAMING AND RESORTS, LLC (“LG&R”), POKAGON PROPERTIES, LLC (“PPLLC”), FILBERT LAND DEVELOPMENT, LLC (“Filbert”), the POKAGON GAMING AUTHORITY (the “Authority”), and the POKAGON BAND OF POTAWATOMI INDIANS (together with any affiliate, agency, instrumentality, association or political subunit thereof, the “Band”). Each of the foregoing shall be referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

(a) The Band, pursuant to 25 U.S.C. §§ 1300j et seq., is a federally recognized Indian tribe recognized as eligible by the Secretary of the Interior for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

(b) In 1999, the Band selected Lakes to assist the Band to develop and to manage the Four Winds Casino Resort (the “Casino”).

(c) Lakes and the Band entered into a certain Management Agreement dated July 8, 1999 and a certain Development Agreement dated July 8, 1999 (together with each ancillary or related agreement, instrument, certificate or any other agreement or understanding between the Band and Lakes existing or contemplated as of July 8, 1999 and related to the Project or the Authority, the “1999 Documents”).

(d) Lakes assigned its rights and obligations under the 1999 Documents to Great Lakes pursuant to an Assignment and Assumption Agreement dated October 16, 2000, subject to certain terms and conditions, including, the execution by Lakes and LG&R of a certain Unlimited Guaranty to the Band dated October 16, 2000.

(e) In connection with the assignment of the 1999 Documents to Great Lakes, Great Lakes and the Band entered into a certain First Amended and Restated Management Agreement dated October 16, 2000 and a certain First Amended and Restated Development Agreement dated October 16, 2000, together with certain documents and agreements referred to therein and related thereto.

(f) On December 22, 2004, Great Lakes and the Band entered into a certain Second Amended and Restated Management Agreement and a certain Second Amended and Restated Development Agreement, together with certain documents and agreements referred to therein and related thereto.

(g) On January 25, 2006, Great Lakes and the Band entered into a certain Third Amended and Restated Management Agreement (as amended and restated, the “Management

Agreement”) and a certain Third Amended and Restated Development Agreement (as amended and restated, the “Development Agreement”), a certain Third Amended and Restated Transition Loan Note, a certain Third Amended and Restated Lakes Development Note, a certain Third Amended and Restated Non-Gaming Lands Acquisition Line of Credit, a certain First Amended and Restated Lakes Facility Note, a certain First Amended and Restated Lakes Working Capital Advance Note, a certain First Amended and Restated Lakes Minimum Payments Note, a certain First Amended and Restated Security Agreement, a certain Third Amended and Restated Indemnity Agreement, a certain Second Amended and Restated Assignment and Assumption Agreement among Lakes, Great Lakes and the Band, a certain Second Amended and Restated Unlimited Guaranty among Lakes, Lakes Gaming and Resorts, LLC and the Band, a certain Reaffirmation of Guaranties and Mortgages among Great Lakes, PPLLC and Filbert, together with the Band Designee Guaranties and the Band Designee Mortgages referenced therein, a certain Third Amended and Restated Pledge and Security Agreement among Great Lakes, Lakes and the Band, and a certain Third Amended and Restated Account Control Agreement among Great Lakes, Lakes, the Band and U.S. Bank National Association (together with each ancillary or related agreement, amendment, supplement, clarification, instrument, certificate or any other agreement or understanding among the Band, PPLLC, Filbert, Lakes, Great Lakes and LG&R existing or contemplated prior to the date hereof and related to the Project or the Authority, the “Transaction Documents”).

(h) The Management Agreement was approved by the National Indian Gaming Commission on March 31, 2006.

(i) The Band assigned its rights and obligations under the Transaction Documents to the Authority pursuant to an Assignment and Assumption Agreement dated May 25, 2006, subject to certain terms and conditions.

(j) Section 8 of the Management Agreement allows the Band to buyout the remaining term of the Management Agreement in accordance with the terms of Section 8 of the Management Agreement, provided that, in connection with such buyout, the Band pays to Great lakes the Buyout Option price (as defined in the Management Agreement) and repays in full, all outstanding debt owed by the Band to Great Lakes.

(k) The Band desires to buy out Great Lakes and terminate the Transaction Documents as part of and in connection with the refinancing of the Band’s senior debt on or before July 31, 2011.

(l) The terms of this Agreement are intended to terminate the Transaction Documents effective as of the Closing Date, in consideration of the Termination Payment in accordance with and subject to the terms hereof.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereto, intending to be legally bound hereby, do hereby covenant and agree as follows:

1. DEFINITIONS

1.1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Management Agreement. The following terms will have the meanings hereinafter set forth:

“1999 Documents” is defined in the recitals to this Agreement.

“Affiliate” of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a subsidiary of the first Person.

“Agreement” means this Buyout and Termination Agreement between Great Lakes and the Band.

“Authority” is defined in the introductory paragraph of this Agreement.

“Authority Intellectual Property” means all intellectual property related to or used in connection with the Casino.

“Band” is defined in the introductory paragraph of this Agreement.

“Band Action” shall mean any resolution, ordinance, statute, regulation, order or decision of the Band or any instrumentality or agency of the Band, regardless of how constituted, that has the force of law.

“Band Indemnitees” is defined in Section 6.1.

“Band Losses” is defined in Section 6.1.2.

“Band Opinion Documents” is defined in Section 2.5.5.

“Band Parties” shall mean the Band, PPLLC, Filbert, and the Authority.

“Budgeted May 29 Fees” is defined in Section 2.2.1.

“Budgeted July 3 Fees” is defined in Section 2.2.2.

“Budgeted July 31 Fees” is defined in Section 2.2.3.

“Buyout Date #1” is defined in Section 2.2.1.

“Buyout Date #2” is defined in Section 2.2.2.

“Buyout Date #3” is defined in Section 2.2.3.

“Casino” is defined in the recitals to this Agreement.

“Closing” is defined in Section 2.4.

“Closing Date” shall mean the date of the closing of the Proposed Financing.

“Constitution” shall mean the Constitution of the Pokagon Band of Potawatomi Indians as approved by the Secretary of the Interior and as amended from time to time.

“Contracts” shall mean all agreements, arrangements or understandings of any kind relating to the Casino written or oral, including, without limitation, the following:

i.	leases, subleases, occupancy agreements, manufacturing agreements, brokerage agreements, sales agreements, output contracts, requirements contracts, and franchises;

ii.	employment, consulting, severance, agency, bonus, compensation, or other agreements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

iii.	loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

iv.	licenses, licensing arrangements and other agreements providing in whole or in part for the use of, or limiting the use of, any Authority Intellectual Property, but not shrink wrap licenses for “off the shelf’ software;

v.	joint venture, partnership and similar agreements involving a sharing of profits or expenses;

vi.	securities purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, lease or disposition of any material assets or properties (other than sales of inventory made in the ordinary course of business), any business, or any capital stock of such Person or involving continuing indemnity or other obligations;

vii.	agreements prohibiting or limiting the ability of a Person to engage in a business in any geographical area or to compete with any other Person;

viii.	orders and other agreements for the purchase or sale of materials, supplies, products or services; and

ix.	powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Development Agreement” is defined in the recitals to this Agreement.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Filbert” is defined in the introductory paragraph of this Agreement.

“Gaming Ordinance” shall mean the Pokagon Band of Potawatomi Indians Gaming Regulatory Act, as approved on June 1, 2007 by the National Indian Gaming Commission.

“General Manager” shall mean the General Manager of the Authority, Matthew Harkness.

“Governmental Approval” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” shall mean any sovereign government or political subdivision thereof or any instrumentality thereof exercising executive, legislative, judicial, regulatory or administrative functions or authority.

“Indemnified Parties” is defined in Section 6.3.1.

“Indemnifying Parties” is defined in Section 6.3.1.

“July Prorated Monthly Fee” is defined in Section 2.2.5(c).

“June Prorated Monthly Fee” is defined in Section 2.2.5(a).

“Knowledge” shall mean (i) with respect to the Lakes Parties, the actual knowledge of Lyle Berman, Tim Cope, Brad Colbert, Lisa Bushland, Sherri Hollister, Scott Just or Damon Schramm; and (ii) with respect to the Band Parties, actual knowledge of the General Manager, Michael Phelan, Daniel Weindruch or Anita Grivins.

“Lakes” is defined in the introductory paragraph of this Agreement.

“Lakes Indemnitees” is defined in Section 6.2.

“Lakes Losses” is defined in Section 6.2.2.

“Lakes Opinion Documents” is defined in Section 2.5.4.

“Lakes Parties” shall mean Lakes, Great Lakes and LG&R.

“LG&R” is defined in the introductory paragraph of this Agreement.

“Limited Recourse” shall mean that all liabilities and obligations of the Band Parties under or related to this Agreement and the other Termination Documents, and any related awards, judgments or decrees, shall be payable solely out of undistributed or future Net Revenues of the Four Winds Resort Casino located in New Buffalo, Michigan and shall be a limited recourse obligation of the Band, with no recourse to tribal assets other than such Net Revenues. In no event shall any of the Lakes Parties have recourse to (a) the tangible personal property or real property of the Band, (b) distributions made by the Authority to the Band, (c) assets of the Band purchased with such distributions, (d) revenues or assets of any other gaming facility owned or operated by the Band or the Authority, or (e) any other asset of the Band.

“Losses” shall mean either Lakes Losses or Band Losses, as the context may dictate.

“Management Agreement” is defined in the recitals to this Agreement.

“Management Fee” is defined in the Management Agreement.

“Manager IP” is defined in Section 3.1.9.

“Net Revenues” is defined in the Management Agreement.

“Notice of Claim” shall mean the written notice from an Indemnified Party to the Indemnifying Party setting forth (a) in the case of Losses other than Losses arising from third party claims referred to in paragraph 6.3.1 of Section 6.3, the asserted Loss and the reasons why such Loss is asserted to be indemnified hereunder, and (b) in the case of third party claims referred to in paragraph 6.3.1 of Section 6.3, setting forth the nature of such third party claim.

“Organizational Documents” shall mean, as to any Person, its constitution, charter, certificate or articles of incorporation or formation, by-laws and/or other organizational documents.

“Other Obligations” is defined in Section 2.4.

“Party” or “Parties” is defined in the introductory paragraph of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, enterprise, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“PGA Board” is defined in Section 3.1.12.

“PPLLC” is defined in the introductory paragraph of this Agreement.

“Proceeding” shall mean any actual or threatened investigation, judicial or administrative proceeding, arbitration, claim, dispute or action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Proposed Financing” shall mean the Band’s proposed senior secured credit financing and/or proposed senior notes financing of $350 Million to $400 Million which financing is anticipated to close on or before July 31, 2011.

“Related Parties” shall mean, (i) with respect to the Lakes Parties, PPLLC or Filbert, any parent, subsidiary, affiliate or subdivision of any of the foregoing, any shareholder, officer, director, manager, member, employee, any present or former officer, director, manager, member representative, agent or advisor of any of the foregoing (solely in their capacity as such) and all predecessors, successors or assigns of any of the foregoing; and (ii) with respect to the Band or the Authority, the members of the Band’s Tribal Council and the members of the PGA Board as of the date hereof and as of the Closing Date, any present or former office holder or employee of the Band or any subdivision or governmental unit of the Band, any representative, agent or advisor of the Band (solely in their capacity as such representative, agent or advisor) and all predecessors, successors or assigns of any of the foregoing.

“Release” is defined in Section 2.5.1.

“Specific Performance Restriction” is defined in the Management Agreement.

“Termination Documents” shall mean this Agreement, the Release and any other documents required to be executed and delivered pursuant to this Agreement. The Termination Documents do not include the Transaction Documents.

“Termination Payment” is defined in Section 2.2.

“Third Party” is defined in Section 2.2.4.

“Transaction Documents” is defined in the recitals to this Agreement.

2. TERMINATION OF TRANSACTION DOCUMENTS; TERMINATION PAYMENT

2.1. Termination of Transaction Documents. Upon the terms and conditions of this Agreement, the Parties hereby agree that upon the occurrence of the Closing Date, each of the Transaction Documents will be automatically terminated, without additional consideration not provided herein and, except as expressly provided herein, shall have no further force or effect notwithstanding any provision in any of the Transaction Documents that provides that certain provisions survive the termination of the Transaction Documents or any one of them.

2.2. Termination Payment. In consideration of the termination of the Transaction Documents and entry into the Release by the Lakes Parties, on the Closing Date, the Band shall assign, pay and deliver the following consideration to Great Lakes subject to adjustment pursuant to Sections 2.2.4 and 2.2.5 below (the “Termination Payment”).

2.2.1. Buyout Date #1. If the Closing Date occurs on May 29, 2011 (“Buyout Date #1”), and all management fees earned for months prior to the month in which the Closing Date occurs have been paid to Lakes, the Band shall pay Great Lakes (i) the budgeted Management Fees for the period ending May 29, 2011 (the “Budgeted May 29 Fees”), plus (ii) Twenty Four Million Four Hundred Eighty-Four Thousand Dollars ($24,484,000) (the “May 29

Payment Amount”), as the same may be adjusted in accordance with Section 2.2.4. Payment of the Budgeted May 29 Fees shall be in full satisfaction of the Band’s obligation to pay the actual Management Fees due for the period ending May 29, 2011.

2.2.2. Buyout Date #2. If the Closing Date occurs on July 3, 2011 (“Buyout Date #2”), and all management fees earned for months prior to the month in which the Closing Date occurs have been paid to Lakes, the Band shall pay Great Lakes (i) the budgeted Management Fees for the period ending July 3, 2011 (the “Budgeted July 3 Fees”), plus (ii) Twenty-Two Million Nine Hundred Twelve Thousand Dollars ($22,912,000) (the “July 3 Payment Amount”), as the same may be adjusted in accordance with Section 2.2.4. Payment of the Budgeted July 3 Fees shall be in full satisfaction of the Band’s obligation to pay the actual Management Fees due for the period ending July 3, 2011.

2.2.3. Buyout Date #3. If the Closing Date occurs on July 31, 2011 (“Buyout Date #3”), and all management fees earned for months prior to the month in which the Closing Date occurs have been paid to Lakes, the Band shall pay Great Lakes (i) the budgeted Management Fees for the period ending July 31, 2011 (the “Budgeted July 31 Fees”), plus (ii) Twenty Million Five Hundred Thirty-Five Thousand Dollars ($20,535,000) (the “July 31 Payment Amount”), as the same may be adjusted in accordance with Section 2.2.4. Payment of the Budgeted July 31 Fees shall be in full satisfaction of the Band’s obligation to pay the actual Management Fees due for the period ending July 31, 2011.

2.2.4. Reliance on Schedule 2.2.4; Adjustments to Schedule 2.2.4.

(a) The Budgeted May 29 Fees, the Budgeted July 3 Fees and the Budgeted July 31 Fees are the applicable budgeted Management Fees for the periods ending May 29, 2011, July 3, 2011 and July 31, 2011, as applicable, all as set forth on page 1 of Schedule 2.2.4. The May 29 Payment Amount, the July 3 Payment Amount, and the July 31 Payment Amount are the applicable “Management Buyout Cost” amounts for Buyout Date #1, Buyout Date #2 and Buyout Date #3, as applicable, all as set forth on page 2 of Schedule 2.2.4; the “Management Buyout Cost” amounts are based on a calculation agreed upon by the Band and Great Lakes, using the actual Management Fees paid by the Band to Great Lakes through May 1, 2011, and estimates of Management Fees to be paid to Great Lakes for the period ending May 29, 2011 and the period ending July 3, 2011.

(b) If the Closing occurs after June 15, 2011 but before July 20, 2011, Schedule 2.2.4 shall be replaced with a new Schedule 2.2.4 recalculated by the Third Party, with the recalculation done by replacing the estimated Management Fees for the period ending May 29, 2011, with the actual Management Fees paid to Lakes for such period, to determine the July 3 Payment Amount and the July 31 Payment Amount.

(c) If the Closing occurs after July 20, 2011 but before July 31, 2011, Schedule 2.2.4 shall be replaced with a new Schedule 2.2.4 recalculated by the Third Party, with the recalculation done by replacing the estimated Management Fees for the period ending July 3, 2011, with the actual Management Fees paid to Lakes for such period, to determine the July 31 Payment Amount.

2.2.5. Adjustments to Termination Payment. In the event the Closing Date occurs on a date other than May 29, 2011, July 3, 2011 or July 31, 2011, the Termination Payment shall be calculated as follows:

(a) If the Closing Date occurs after May 29, 2011, but on or prior to June 16, 2011, the Band shall pay Great Lakes (i) the Budgeted May 29 Fees, plus (ii) the May 29 Payment Amount, as the same may be adjusted in accordance with Section 2.2.4, plus (iii) the June Prorated Monthly Fee calculated as of the Closing Date. Payment of the Budgeted May 29 Fees shall be in full satisfaction of the Band’s obligation to pay the actual Management Fees due for the period ending May 29, 2011. The Band shall have no obligation to pay actual Management Fees for the period beginning on May 30, 2011 through the Closing Date. The “June Prorated Monthly Fee” is calculated by (i) subtracting the “Discounted Management Fee” for the period ending July 3, 2011 as set forth on line (b) of page 2 of Schedule 2.2.4, as the same may be adjusted, from the “Monthly Management Fee” for the period ending July 3, 2011 as set forth on line (a) of page 2 of Schedule 2.2.4, as the same may be adjusted; (ii) then dividing the difference determined in (i) by thirty-five (35); and (iii) then multiplying the quotient determined in (ii) by the number of days between May 29, 2011 and the Closing Date, excluding May 29, 2011, but including the Closing Date.

(b) If the Closing Date occurs after June 16, 2011, but prior to July 3, 2011, the Band shall pay Great Lakes (i) the actual Management Fees for the period ending May 29, 2011 calculated in accordance with the terms of the Management Agreement, plus (ii) the May 29 Payment Amount, as the same may be adjusted in accordance with Section 2.2.4, plus (iii) the June Prorated Monthly Fee calculated as of the Closing Date.

(c) If the Closing Date occurs after July 3, 2011, but on or prior to July 20, 2011, the Band shall pay Great Lakes (i) the Budgeted July 3 Fees, plus (ii) the July 3 Payment Amount, as the same may be adjusted in accordance with Section 2.2.4, plus (iii) the July Prorated Monthly Fee calculated as of the Closing Date. “July Prorated Monthly Fee” means the fee calculated by (i) subtracting the “Discounted Management Fee” for the period ending July 31, 2011 as set forth on line (e) of page 2 of Schedule 2.2.4, as the same may be adjusted, from the “Monthly Management Fee” for the period ending July 31, 2011 as set forth on line (d) of page 2 of Schedule 2.2.4, as the same may be adjusted; (ii) then dividing the difference determined in (i) by twenty-eight (28); and (iv) then multiplying the quotient determined in (ii) by the number of days between July 3, 2011 and the Closing Date, excluding July 3, 2011, but including the Closing Date.

(d) If the Closing Date occurs after July 20, 2011, but prior to July 31, 2011, the Band shall pay Great Lakes (i) the actual Management Fees for the period ending July 3, 2011 calculated in accordance with the terms of the Management Agreement, plus (ii) the July 3 Payment Amount, as the same may be adjusted in accordance with Section 2.2.4, plus (iii) the July Prorated Monthly Fee calculated as of the Closing Date.

(e) The Parties hereby agree that as of June 30, 2011, the Termination Payment calculated in accordance with this Section 2.2 is Twenty Six Million Two Hundred Twenty-Seven Thousand Seventy-Five Dollars ($26,227,075), but the Parties acknowledge that Great Lakes has previously been paid the actual Management Fees for the period ending May 29, 2011 in the amount of One Million Seven Hundred Twenty-Nine Thousand Dollars ($1,729,000) and the balance of the Termination Payment due to Great Lakes, to be paid by the Band to Great Lakes at the Closing on June 30, 2011, in the event such Closing occurs, shall be Twenty-Four Thousand Four Hundred Ninety-Eight Thousand Seventy-Five Dollars ($24,498,075). If the Closing does not occur on June 30, 2011, the Termination Payment shall be recalculated by the Parties in accordance with this Section 2.2.

2.3. Satisfaction of Lakes Debt. On the Closing Date, the Band shall repay in full all outstanding debt owed by the Band to Great Lakes, including, without limitation, the Lakes Development Loan, the Non-Gaming Land Loan, the Transition Loan and the Non-Gaming Land Acquisition Line of Credit (collectively, the “Lakes Debt”). All outstanding Lakes Debt as of the Effective Date is set forth on Schedule 2.3 hereto. Great Lakes shall update Schedule 2.3 with payoff amounts for the Lakes Debt as of the Closing Date not less than five (5) days prior to the Closing Date.

2.4. Additional Obligations Owed to Lakes. Any outstanding obligation owed by the Band to the Lakes Parties other than the Lakes Debt and the Termination Payment (the “Other Obligations”), if any, shall be satisfied by the Band on the Closing Date. All outstanding Other Obligations as of the Effective Date is set forth on Schedule 2.4 hereto. Great Lakes shall update Schedule 2.4 with payoff amounts for the Other Obligations as of the Closing Date not less than five (5) days prior to the Closing Date.

2.5. Closing. Subject to the terms and conditions of this Agreement, the closing on the transactions described in this Agreement (the “Closing”) shall take place on the Closing Date at such place as shall be agreed to by the Band and Great Lakes. The Band shall deliver to Great Lakes written notice of the Closing Date at least five (5) days prior to the Closing Date.

2.6. Closing Deliveries. At the Closing, the following shall occur:

2.6.1. The Band Parties, on the one hand, and the Lakes Parties, on the other hand, shall each deliver to the other a release in favor of the others. The release shall be in substantially the form attached hereto as Exhibit 2.6.1 (the “Release”).

2.6.2. The Band shall pay and deliver the Termination Payment to Great Lakes;

2.6.3. The Band shall satisfy all of the outstanding Lakes Debt as set forth on Schedule 2.3 as updated by Great Lakes in accordance with Section 2.3.

2.6.4. The Band shall satisfy all of the Other Obligations as set forth on Schedule 2.4 as updated by Great Lakes in accordance with Section 2.4.

2.6.5. Legal counsel to the Lakes Parties shall issue its legal opinion to the Band in substantially the form of Exhibit 2.6.4 hereto, providing that this Agreement and all the other documents executed by the Lakes Parties in connection herewith have been duly authorized, executed and delivered by each of the Lakes Parties as applicable.

2.6.6. Legal counsel to the Band Parties shall issue its legal opinion to Great Lakes in substantially the form of Exhibit 2.6.5 hereto, providing that this Agreement and all other documents executed by the Band Parties in connection herewith have been duly authorized, executed and delivered by each of the Band Parties as applicable.

2.6.7. The Parties shall execute and deliver such other instruments and documents as may be necessary or desirable to further evidence or accomplish the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES

3.1 Lakes Parties Representations and Warranties. The Lakes Parties jointly and severally represent and warrant that:

3.1.1. Legal Status.

(a) As of the date hereof, each of Great Lakes and LG&R is duly organized and validly existing in good standing under the applicable laws of Minnesota and each is qualified to do business in and in good standing in all jurisdictions where such qualification is necessary, with full power, right, authority and legal capacity to enter into the Termination Documents and engage in the transactions contemplated thereby.

(b) As of the date hereof, Lakes is duly organized and validly existing in good standing under the applicable laws of Minnesota and is qualified to do business in and in good standing in all jurisdictions where such qualification is necessary, with full corporate power, right, authority and legal capacity to enter into the Termination Documents and engage in the transactions contemplated thereby.

3.1.2. Power; Authorization; Enforceable Obligations. As of the date hereof, the execution, delivery and performance of the Termination Documents by each of the Lakes Parties, as applicable, and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over any of the Lakes Parties; (iv) do not and will not constitute a violation of, or default under, the governing instruments of any of the Lakes Parties or any applicable requirement of a Governmental Authority; (v) will not contravene any court or administrative order or ruling applicable to any of the Lakes Parties, or any mortgage, indenture, agreement, commitment or instrument to which any of the Lakes Parties is a party or by which it or its assets are bound, nor will they create or cause to be created any mortgage, lien, encumbrance, or charge against the assets of any of the Lakes Parties.

3.1.3. Legal Obligation. As of the date hereof, each of the Termination Documents is the legal, valid and binding obligation of each of the Lakes Parties, as applicable, and is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

3.1.4. Compliance with Applicable Laws. To Great Lakes Knowledge, none of the Termination Documents, individually or collectively, violate or are in contravention of any provision of federal or state law.

3.1.5. Contracts; Bonus Craps Covenant. The Lakes Parties have delivered copies of all Contracts related to Bonus Craps, the WPT All In Hold “Em Table Game and KidsQuest and between any of the Lakes Parties or any of their Affiliates and the Authority. Except as listed in Schedule 3.1.5, none of the Lakes Parties have any Contracts or side agreements, whether written or oral, with any vendor or other Person that does business with the Casino related to such vendor’s or Person’s business with the Authority or the Casino.

3.1.6. Intentionally Omitted.

3.1.7. Litigation. Except as to the matters that have previously been communicated to Great Lakes through the Authority or the Band (including their employees and representatives), or senior management of the Casino, (a) to the Knowledge of Great Lakes, there are no Proceedings pending or threatened, by or before any Governmental Authority, arbitrator or before any non-governmental self-governing organization of any nature against Great Lakes or with respect to the Casino;(b) to Great Lakes’ Knowledge, there are no circumstances that exist and no events that have occurred that may give rise to or serve as the basis for a Proceeding; and (c) to the Knowledge of Great Lakes, neither Great Lakes nor the Authority is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority, arbitrator or any non-governmental self-governing organization.

3.1.8. Compliance with Laws; Governmental Approvals.

(a) Except as to the matters that have previously been communicated to Great Lakes through the Authority or the Band (including their employees and representatives), or senior management of the Casino, the Casino has not been and is currently not (i) to Great Lakes’ Knowledge in conflict with or in violation or breach of or default under (and, to Great Lakes Knowledge, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Law applicable to it, and (ii) Great Lakes has not received any written notice of any claim alleging any such conflict, violation, breach or default.

(b) No Governmental Approval is required to be obtained by or with respect to Great Lakes in connection with the execution and delivery of this Agreement, the Termination Documents or the consummation of the transactions contemplated by this Agreement.

(c) Great Lakes is in material compliance with all Governmental Approvals applicable to its management of the Casino. There is no Proceeding pending or, to the Knowledge of Great Lakes, threatened, that would reasonably be expected to result in the revocation, cancellation, suspension, modification or nonrenewal of any such Governmental Approval. To Great Lakes Knowledge, the execution, delivery and performance of this Agreement and the Termination Documents and the consummation of the transactions contemplated by this Agreement do not and will not violate any such Governmental Approval or result in any revocation, cancellation or suspension thereof.

3.1.9. Affiliate Transactions. None of the Lakes Parties nor any of their Affiliates owns or has any rights in or to any of the Authority Intellectual Property or any of the Contracts material to the operation of the Authority. Notwithstanding anything in this Section 3.1.9 to the contrary, except for the Casino customer lists which for all purposes shall be considered to be Authority Intellectual Property and not Manager IP, the Lakes Parties shall retain all right, title and interest in any intellectual property used in connection with the Casino and developed by Manager (a) prior to the Effective Date, or (b) for use in its ordinary and customary business operations and not specifically for use in connection with the Casino (the “Manager IP”). Manager hereby grants to the Authority a perpetual, nonexclusive, royalty-free license to use the Manager IP (including any employee manuals, employee training systems and materials) in connection with the Casino.

3.1.10. Labor and Employment Matters.

(a) None of the Lakes Parties is a party to (i) any Contract with the Casino’s directors, officers or employees, (ii) any agreement that requires the Casino to pay termination or severance pay to salaried or hourly employees of the Casino (other than as required by Law), or (iii) any collective bargaining agreement or other labor union contract applicable to employees of the Casino.

(b) Except as to the matters that have previously been communicated to Great Lakes through the Authority or the Band (including their employees and representatives), or senior management of the Casino, (i) to Great Lakes’ Knowledge, there is no unfair labor or employment practice investigation, charge or complaint pending or threatened against either Great Lakes or the Casino before any Governmental Authority; (ii) to Great Lakes’ Knowledge, there is no labor strike, concerted slowdown or concerted work stoppage or lockout pending or threatened against or affecting the Casino; and (iii) to Great Lakes’ Knowledge, there is no representation claim or petition pending before any Governmental Authority with respect to the employees of Great Lakes or the Casino.

(c) Great Lakes has delivered to the Authority copies of all historical personnel, medical and OSHA records in its possession of each employee of the Casino, including but not limited to Forms I-9, employment agreements, confidentiality agreements and non-compete agreements.

3.1.11. MD&A and Presentations. Schedule 3.1.11 hereto contains copies of all quarterly and annual management discussions and analysis prepared by Great Lakes since the opening of the Casino and all monthly presentations made by Great Lakes to the Board of Directors of the Authority (the “PGA Board”), including the template for the spreadsheet included in the monthly presentation made by Great Lakes to the PGA Board immediately prior to the Effective Date, in Excel form.

3.2. Band’s Representations and Warranties. The Band represents and warrants, as applicable, that as of the date hereof:

3.2.1. Legal Status. The Band is a federally recognized Indian tribe with full tribal power, right, authority and legal capacity to enter into the Termination Documents and engage in the transactions contemplated thereby. The Authority is a chartered enterprise of the Band with full tribal power, right, authority and legal capacity to enter into the Termination Documents and engage in the transactions contemplated thereby.

3.2.2. Power; Authorization; Enforceable Obligations. The execution, delivery and performance of the Termination Documents by the Band and the Authority, and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) do not require the approval or consent of any other Governmental Authority having jurisdiction over any of the Band Parties; (iv) do not and will not constitute a violation of, or default under, the governing instruments of any of the Band Parties or any applicable requirement of a Governmental Authority; (v) will not contravene any court or administrative order or ruling applicable to any of the Band Parties, or any mortgage, indenture, agreement, commitment or instrument to which any of the Band Parties is a party or by which it or its assets are bound, nor will they create or cause to be created any mortgage, lien, encumbrance, or charge against the assets of any of the Band Parties.

3.2.3. Legal Obligation. Each of the Termination Documents is the legal, valid and binding obligation of the Band and the Authority, and is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

3.2.4. Compliance with Applicable Laws. None of the Termination Documents, individually or collectively, violate or are in contravention of any provision of federal, state, or Band law.

4. COVENANTS

4.1. Ordinary Course Operations and Actions Prior to Closing. Great Lakes hereby covenants and agrees with the Band that between the date hereof and the Closing Date, Great Lakes shall manage the Casino in the ordinary course of business, in accordance with the terms of the Management Agreement, consistent with past practices and shall not take or permit any action or omit to take any action which would render untrue any of its representations or warranties, or result in a breach of any of its obligations contained in this Agreement. Between the date of this Agreement and the Closing Date, Great Lakes shall:

4.1.1. as provided in Section 17 of the Management Agreement, take reasonable steps for the orderly transition of management of the Casino to the Authority pursuant to a transition plan prepared by Great Lakes; such transition plan shall be for a reasonable period, but not less than sixty (60) days. Great Lakes shall submit the transition plan to the Business Board and the PGA Board no later than April 30, 2011;

4.1.2. except as otherwise approved by the Authority in writing, use its commercially reasonable efforts to preserve intact the current business organization of the Casino, and keep available the services of its officers, employees and agents;

4.1.3. confer with the General Manager prior to implementing operational decisions related to the Casino of a material nature;

4.1.4. otherwise report periodically, but not less frequently than monthly, to the PGA Board concerning the status of the Casino’s business, operations and finances;

4.1.5. make no material changes in management personnel of the Casino without prior consultation with the PGA Board;

4.1.6. to the extent it has control over such matters, comply with all applicable material legal requirements and material contractual obligations applicable to the operations of the Casino;

4.1.7. maintain all books and records of the Casino that it currently maintains, in the ordinary course of business;

4.1.8. deliver to the Band such additional information regarding the Casino as the Band may reasonably request from time to time;

4.1.9. permit the General Manager to hire such additional personnel for the Casino as the General Manager deems necessary in his sole discretion as part of the transition toward operations after termination of the Management Agreement, without having to give notice or receive approval from Great Lakes for any such hiring, and reasonably assist in the training and support of people hired to fill these positions consistent with past practices, provided, however, that the Authority agrees to indemnify and hold Great Lakes harmless from any and all claims by the Authority or third parties for so permitting the General Manager to so hire such personnel as provided for in this Section 4.1.9;

4.1.10. without the prior consent of the General Manager, not hire any additional employees for the period of time between the date of this Agreement and the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement; and

4.1.11. at the request of the General Manager, reasonably assist the Authority and the Band with the preparation of the offering memorandum and other documents and disclosures in connection with the Proposed Refinancing, provided that the Authority shall reimburse Great Lakes for Great Lakes’ reasonable and necessary out-of-pocket expenses associated with such assistance for (i) travel (such travel to billed at coach class, only), lodging, meals incurred by Great Lakes in providing such services, (ii) its reasonable and necessary attorneys fees incurred for such assistance, and (iii) such other matters agreed to in writing in advance by the General Manager.

4.2. Post-Closing Date Covenants. Great Lakes hereby covenants and agrees with the Band that following the Closing Date, upon the request of the Band or the Authority, that Great Lakes shall reasonably cooperate with and assist the Band and the Authority with reviews and audits for the Authority’s 2011 fiscal year and provide reasonable assistance to close-out the Authority’s 2011 fiscal year; reasonably cooperate on any requests from the National Indian Gaming Commission or other governmental authorities relating to the Termination Documents; and shall otherwise reasonably assist the Band and the Authority within a reasonable period of time, not to exceed ninety (90) days after Closing, with other matters related with the transition of the management of the business and provision of any information regarding the periods during which the Management Agreement was in effect.

4.3. Further Assurances. Each Party agrees to cooperate with the other party, to use all commercially reasonable efforts towards achieving the fundamental purposes of this Agreement, not to frustrate or interfere with the other Party’s efforts to achieve the fundamental purposes of this Agreement, and to use its best efforts towards carrying out the agreements set forth herein. The Parties each agree to deal with the other party in all matters under this Agreement in good faith. Following the Closing Date, the Parties shall, from time to time, execute and deliver and cause to be executed and delivered such additional instruments, documents, conveyances or assurances and take such other action as shall be reasonably necessary, or otherwise reasonably be requested by the other Parties hereto, to confirm and assure the rights and obligations provided for in this Agreement and the other Termination Documents and render effective the consummation of the transactions contemplated by this Agreement, or otherwise to carry out the intent and purposes of this Agreement.

4.4. Public Announcements. The Parties acknowledge and agree that after the signing of this Agreement, Lakes will be required to publicly disclose this Agreement through a press release and a public filing. Lakes agrees to give the Band prior notice and an opportunity to comment on the proposed disclosure to the extent permitted by law.

4.5. Supplementation and Amendment of Schedules. From time to time prior to the Closing Date, Great Lakes shall have the right to supplement or amend the schedules to this Agreement with respect to any matter hereafter arising or discovered after the delivery of the schedules pursuant to this Agreement; provided, however, no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 5.2.1.

4.6. Manager Continuing Obligations. Nothing in this Agreement shall affect or impair the Lakes Parties continuing obligations under Section 9.3 of the Management Agreement (non-competition) and Section 18.15 of the Management Agreement (confidentiality), all of which shall remain enforceable for the following terms, notwithstanding the termination of the Transaction Documents and the payment of the Termination Payment: (a) as to Section 9.3 of the Management Agreement, one (1) year after termination of the Management Agreement; and (b) as to Section 18.15 of the Management Agreement, two (2) years after termination of the Management Agreement. Notwithstanding anything in this Section 4.6 or the Termination Documents to the contrary, Lakes shall be permitted to develop, finance, manage, own or in any other way be involved in the installation and operation of video lottery terminals in bars and restaurants in the State of Illinois.

5. CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions to Obligations of Each Party. The obligations of the Parties hereto to consummate the transactions contemplated by this Agreement, shall be subject to the fulfillment of the following conditions:

5.1.1. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, in whole or part; and no such law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or the other Termination Documents.

5.1.2. On the Closing Date, no Proceeding shall be pending or threatened by any Governmental Authority or other Person before any Governmental Authority or arbitrator to restrain, enjoin or otherwise prevent the consummation of any of the transactions contemplated by this Agreement, in whole or part.

5.2. Conditions to Obligations of the Band Parties. The obligations of the Band Parties to complete the transactions contemplated by this Agreement shall (in addition to the conditions in Section 5.1) be subject to the following conditions set forth in this Section 5.2:

5.2.1. The representations and warranties of the Lakes Parties contained in Section 4.1 and in each other Termination Document shall be true and correct in all material respects, unless such representation or warranty is already qualified by a materiality standard, in which event such representation and warranty shall be true and correct in accordance with its terms, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be accurate as of such date.

5.2.2. Lakes Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement and each other Termination Document which obligations are required to be performed on or prior to the Closing Date.

5.2.3. The Lakes Parties shall have executed and delivered to the Band Parties the following:

(a) A certificate addressed to the Band Parties, dated as of the Closing Date and executed by each of the Lakes Parties, confirming the matters set forth in Section 5.1 (insofar as they relate to the Lakes Parties) and Sections 5.2.1 and 5.2.2 and further confirming that the Band Parties have fully performed each of their respective obligations under the Transaction Documents prior to Closing Date and that none of the Band Parties are nor have been in breach thereof, and except as expressly provided in this Agreement, that no further obligations of the Band Parties exist pursuant to the Transaction Documents as of the Closing Date.

(b) The certificate of the secretary or clerk of each of the Lakes Parties, dated the Closing Date, certifying: (i) the Organizational Documents of each of the Lakes Parties, (ii) the incumbency of the officers of each of the Lakes Parties who are authorized to execute this Agreement and any of the other Termination Documents, and

(iii) that the necessary action by the directors, shareholders, managers or members of the Lakes Parties, as applicable, have been taken to authorize the consummation of the transactions contemplated by this Agreement;

(c) The Agreement and the other Termination Documents; and

(d) Such other instruments, documents or agreements as the Band reasonably determines are necessary or desirable to complete the transactions contemplated by this Agreement.

5.2.4. The Proposed Financing shall have closed on terms acceptable to the Band in its sole discretion.

5.3. Conditions to Obligations of the Lakes Parties. The obligations of the Lakes Parties to complete the transactions contemplated by this Agreement shall (in addition to the conditions in Section 5.1) be subject to the following conditions set forth in this Section 5.3:

5.3.1. The representations and warranties of the Band Parties contained in Section 4.2 and in each other Termination Document shall be true and correct in all material respects, unless such representation or warranty is already qualified by a materiality standard, in which event such representation and warranty shall be true and correct in accordance with its terms, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be accurate as of such date.

5.3.2. Band Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement and each other Termination Document which obligations are required to be performed on or prior to the Closing Date.

5.3.3. The Band Parties shall have executed and delivered to the Lakes Parties the following:

(a) A certificate addressed to the Lakes Parties, dated as of the Closing Date and executed by each of the Band Parties, confirming the matters set forth in Section 5.1 (insofar as they relate to the Band Parties) and Sections 5.3.1 and 5.3.2 and further confirming that the Lakes Parties have fully performed each of their respective obligations under the Transaction Documents prior to Closing Date and that none of the Lakes Parties are nor have been in breach thereof, and except as expressly provided in this Agreement, that no further obligations of the Lakes Parties exist pursuant to the Transaction Documents as of the Closing Date.

(b) The certificate of the secretary or clerk of each of the Band Parties, dated the Closing Date, certifying: (i) the Organizational Documents of each of the Band Parties, (ii) the incumbency of the officers of each of the Band Parties who are authorized to execute this Agreement and any of the other Termination Documents, and (iii) that the necessary action by the Tribal Council, PGA Board, managers or members of the Band Parties, as applicable, have been taken to authorize the consummation of the transactions contemplated by this Agreement;

(c) The Agreement and the other Termination Documents; and

(d) Such other instruments, documents or agreements as the Band and the Authority reasonably determine are necessary or desirable to complete the transactions contemplated by this Agreement.

6. INDEMNIFICATION

6.1. Indemnification by the Lakes Parties. The Lakes Parties, jointly and severally, covenant and agree to defend, indemnify and hold harmless (in accordance with Section 6.3) each of the Band Parties and each of their respective Tribal Council members, PGA Board members, Gaming Commission members, other government officials, officers, directors, managers, employees, agents, advisers, partners, members and representatives (collectively, the “Band Indemnitees”) from and against, and pay or reimburse the Band Indemnitees for any and all claims, demands, liabilities, obligations, losses, or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties (to the extent permitted by law) with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, resulting from or arising out of:

6.1.1. a breach of or any inaccuracy of any representation or warranty made by any of the Lakes Parties hereunder or under any of the Termination Documents; or

6.1.2. a breach of or any failure of any of the Lakes Parties to perform any covenant or agreement hereunder or under any of the Termination Documents; or

6.1.3. any acts or omissions of Great Lakes prior to termination in violation of, or beyond the scope of its authority under, the Management Agreement (collectively, “Band Losses”).

6.2. Indemnification by Band Parties. The Band Parties, jointly and severally, covenant and agree to defend, indemnify and hold harmless (in accordance with Section 6.3) each of the Lakes Parties and their respective officers, directors, managers, employees, agents, advisers, partners, members and representatives (collectively, the “Lakes Indemnitees”) from and against, and pay or reimburse the Lakes Indemnitees for, any and all claims, demands, liabilities, obligations, losses, or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties (to the extent permitted by law) with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, provided that any indemnification obligation of the Band Parties under this Section 6.2 shall be Limited Recourse, resulting from or arising out of:

6.2.1. any breach of or any inaccuracy of any representation or warranty made by any of the Band Parties hereunder or under any of the Termination Documents;

6.2.2. any breach of or any failure of any of the Band Parties to perform any covenant or agreement hereunder; or

6.2.3. any acts or omissions of the Band in accordance with the Management Agreement, prior to the termination of the Management Agreement;

6.2.4. any acts or omissions of Great Lakes prior to the termination pursuant to and in accordance with the Management Agreement; or

6.2.5. any and all claims by third parties against the Lakes Parties arising out of actions or inaction by or of Casino employees after the termination of the Management Agreement (collectively, “Lakes Losses”).

6.3. Indemnification Procedures.

6.3.1. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), the Indemnified Party shall deliver a Notice of Claim to the party required to provide indemnification (the “Indemnifying Party”) within a reasonable time after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in such defense at such Indemnified Party’s expense. The failure of any Indemnified Party to deliver a Notice of Claim as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of the failure to deliver the Notice of Claim. Except with the prior written consent of the Indemnified Party (not to be unreasonably withheld), no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding; and provided, further, that if the Indemnified Party does so assume control (i) the Indemnifying Party shall be entitled to participate in the defense of such claim (at the Indemnifying Party’s expense) and (ii) the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand; provided, however, that except with the prior written consent of the Indemnifying Party, such Indemnified Party shall not consent to entry of any judgment nor enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnifying Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of a release from all liability with respect to such claim or litigation. In any event, the Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any claim or litigation subject to this Section 6 and, subject to applicable attorney-client privileges unless otherwise specifically waived in writing, the records of each shall be available to the other with respect to such defense.

6.3.2. In the case of any Losses (other than Losses resulting from a third party claim referred to in Section 6.3.1 of this Section 6.3) asserted to have been incurred by any Indemnified Party, such Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party or Parties within a reasonable time after such Indemnified Party ascertains such Losses. The Indemnifying Party receiving any such Notice of Claim shall have thirty (30) days to object to such Notice of Claim by delivery of a written notice of such objection to such Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the Losses specified in the Notice of Claim by the Indemnifying Party, and such Losses shall be paid in accordance with this Article 6. Upon determination of the amount of Losses specified in a Notice of Claim, whether by agreement or by final adjudication, the Indemnifying Party shall pay the amount of such Losses within ten (10) days of the date such amount is determined.

6.4. Survival of Representations and Warranties, etc. All Notices of Claim for indemnification under Section 6.1 or Section 6.2 with respect to the representations, warranties and covenants contained herein must be delivered on or prior to the date of termination of the respective survival periods set forth in this Section 6.4. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the Transactions, but only to the extent specified below:

6.4.1. the representations and warranties contained in Article 4 and in the other Termination Documents shall survive for a period ending on the first anniversary of the Closing Date; and

6.4.2. the covenants and agreements contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

6.5. Limitations on Remedies. Except in the event of fraud (where no limitation on remedy will apply), following Closing, the procedures and remedies set forth in this Article 6 shall be the sole and exclusive remedy in the event of a breach of any representation, warranty, covenant or agreement contained in Article 3 of this Agreement. Nothing herein shall limit a party’s right to seek specific performance of this Agreement or the other Termination Documents before or after Closing. Nothing herein shall limit or affect the remedies available to a Party in the event of a breach of this Agreement or any other Termination Document.

7. TERMINATION

7.1. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated prior to Closing in the following manner:

7.1.1. Provided none of the Lakes Parties is in material default hereunder, this Agreement may be terminated by the Lakes Parties without liability (a) if a material default shall be made by the Band Parties in the observance of any covenant contained in this Agreement or in the due and timely performance of any material term hereof which default is not cured within five (5) business days of written notice thereof or (b) if Closing does not occur on or before July 31, 2011; or

7.1.2. Provided none of the Band Parties is in material default hereunder, this Agreement may be terminated by the Band Parties without liability (a) for any reason or no reason, at any time prior to the Closing Date in the sole discretion of the Band upon written notice from the Band to Great Lakes or (b) if Closing does not occur on or before July 31, 2011; or

7.1.3. by mutual agreement of the parties; or

7.1.4. by either the Lakes Parties or the Band Parties if a condition to such Parties’ obligation to consummate the transactions contemplated by this Agreement is or becomes impossible to fulfill (other than through the act or omission of the party terminating this Agreement).

7.2. Effect of Termination. Upon the termination of this Agreement, the Transaction Documents shall remain in full force and effect in accordance with their respective terms. Termination of this Agreement pursuant to Article 7 is without prejudice to any right or remedy whether legal or equitable, that any party may have against any other including in relation to breach of this Agreement, breach of a Termination Document or other breach of duty.

8. DISPUTE RESOLUTION AND WAIVER OF SOVEREIGN IMMUNITY

8.1. Band’s and Authority’s Waiver of Sovereign Immunity and Consent to Suit. The Band and the Authority expressly waive their sovereign immunity from suit for the purpose of permitting or compelling arbitration as provided in this Article 8 and consent to be sued in the United States District Court for the Western District of Michigan - Southern Division, the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Agreement or the other Termination Documents, or other obligations between the Parties. If the United States District Court lacks jurisdiction, the Band and the Authority consent to be sued in the Michigan State Court system. The Band and the Authority waive any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band and the Authority expressly authorize any Governmental Authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court; provided, however, that liability of the Band and the Authority under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed by any of the Lakes Parties against any assets of the Band other than the limited assets of the Authority specified in Section 8.3.1 below. The Band appoints the Chairman and the Secretary of the Band’s Tribal Council as its agents for service of all process under or relating to this Agreement and the other Termination Documents. The Authority appoints the Chairman and the Secretary of the PGA Board as its agents for service of all process under or relating to this Agreement and the other Termination Documents. The Band and the Authority agree that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to this Agreement and the other Termination Documents if served on such agents.

8.2. Arbitration. All disputes, controversies or claims arising out of or relating to this Agreement, any other Termination Documents or other obligations between the Lakes Parties and the Band Parties shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date demand for arbitration is made, and the Federal Arbitration Act. The Parties agree that binding arbitration shall be the sole remedy as to all disputes arising out of this Agreement, except for disputes requiring injunctive or declaratory relief. Notwithstanding the foregoing, an arbitrator shall not have the power to compel, overturn, negate or in any manner modify any Band Action, and any arbitration award or related judicial decree or judgment shall be subject to the Specific Performance Restriction. The preceding sentence does not prevent an arbitrator from determining that the taking of any Band Action or the failure to take any Band Action, which is not caused by a breach of the Lakes Parties’ obligations under this Agreement and the other Termination Documents, constitutes a breach of this Agreement by the Band Parties or the impairment of rights of the Lakes Parties under this Agreement, thereby resulting in liability on the part of the Band Parties for damages in favor of the Lakes Parties as provided in this Agreement and enforcement of the obligations of the Band Parties to Lakes Parties.

8.2.1. Choice of Law. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and in their interpretation and construction shall, to the extent not preempted by federal law, apply Michigan law. Use of Michigan law for the foregoing limited purpose of interpretation and construction is not intended by the Parties to and shall not otherwise (i) incorporate substantive Michigan laws or regulations, including but not limited to Michigan usury laws or any other present or future provision of the laws of Michigan that would restrict the rate of interest upon any loan contemplated hereunder; or (ii) grant any jurisdiction to the State of Michigan or any political subdivision thereof over the Authority.

8.2.2. Place of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator(s) in Kalamazoo, Michigan or at such other place agreed to by the Parties.

8.2.3. Confidentiality. The Parties and the arbitrator(s) shall maintain strict confidentiality with respect to the arbitration.

8.3. Limitation of Actions. The Band’s and the Authority’s waiver of immunity from suit is specifically limited to the following actions and judicial remedies:

8.3.1. Damages. The enforcement of an award of money and/or damages by arbitration; provided that the award of any arbitrator and/or court must be Limited Recourse to the undistributed or future Net Revenues of the Authority, and no arbitrator or court shall have authority or jurisdiction to order execution against any assets or revenues of the Band. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than the limited assets of the Authority specified in this subsection.

8.3.2. Consents and Approvals. The enforcement of a determination by an arbitrator that the Band’s or the Authority’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement or any other Termination Document, provided that such enforcement shall be subject to the Specific Performance Restriction.

8.3.3. Injunctive Relief and Specific Performance. The enforcement of a determination by an arbitrator that prohibits the Band Parties from taking any action that would prevent the Lakes Parties from performing its obligations pursuant to the terms of this Agreement or any other Termination Document, or that requires the Band or the Authority to specifically perform any obligation under this Agreement; provided, however, that any injunction against the Band or the Authority shall be Limited Recourse; shall be subject to the Specific Performance Restriction; shall not mandate, preclude or affect payment of any funds of the Band or the Authority other than undistributed or future Net Revenues of the Authority; and shall not relate to any asset of the Band other than the Authority.

8.3.4. Action to Compel Arbitration. An action to compel arbitration pursuant to this Article 3.

8.4. Remedies. Any injured Party shall, where damages or remedies are not otherwise specified, be entitled to such damages as it may be entitled to under applicable law, subject to such Limited Recourse provisions and limited waivers of the Band’s and the Authority’s sovereign immunity (which shall apply to all claims against the Band and the Authority under or relating to this Agreement and the other Termination Documents).

8.5. Damages for Band Action. If the Band, including the Authority, takes a Band Action or fails to take a Band Action, and such action or inaction is not caused by a breach of the Lakes Parties’ obligations under this Agreement or the other Termination Documents and constitutes a breach of this Agreement by the Band or the Authority or the impairment of rights of the Lakes Parties under this Agreement, the Band and the Authority shall be liable for any resulting actual and consequential damages incurred by the Lakes Parties (subject to the Limited Recourse provisions of this Agreement and the limited waiver of the Band’s and the Authority’s sovereign immunity).

8.6 Waiver of Jury Trial. THE PARTIES HERETO AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER ACTION RELATING TO THIS AGREEMENT, THE TERMINATION DOCUMENTS OR ANY RELATED INSTRUMENTS, OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS

OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NONE OF THE PARTIES HERETO HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9. MISCELLANEOUS

9.1. Situs of the Contracts. This Agreement, as well as all contracts entered into between the Band and the Authority and any Person providing services to the Authority, shall be deemed entered into in Michigan, and shall be subject to all laws of the Band and federal law.

9.2. Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Certified Mail Return Receipt Requested, or by overnight mail or courier service to the following addresses:

If to the Band Parties:	Pokagon Band of Potawatomi Indians 58620 Sink Road Dowagiac, MI 49047 Attn: Chairman, Tribal Council

With a copy to:	Michael Phelan, General Counsel Pokagon Band of Potawatomi Indians P.O. Box 180 Dowagiac, MI 49047

and	Robert L. Gips, Esq. Drummond Woodsum & MacMahon 84 Marginal Way, Suite 600 Portland, Maine 04101-2480

If to Lakes Parties:	Great Lakes Gaming of Michigan, LLC Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 Attn: Timothy J. Cope

With a copy to:	Damon Schramm, VP- General Counsel Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305

or to such other different address(es) as Lakes Parties or the Band Parties may specify in writing. Any such notice shall be deemed given three days following deposit in the United States mail, one day following delivery to a courier service or upon actual delivery, whichever first occurs.

9.3. Relationship. None of the Parties hereto shall be construed as joint venturers or partners of each other by reason of this Agreement and none shall have the power to bind or obligate the other except as set forth in this Agreement.

9.4. Further Actions. The Parties hereto agree to execute or cause to be executed all contracts, agreements and documents and to take all actions reasonably necessary to comply with the provisions of this Agreement and the intent hereof.

9.5. Waivers. No failure or delay by the Lakes Parties or the Band Parties to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No wavier of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

9.6. Captions. The captions for each section and subsection are intended for convenience only.

9.7. Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

9.8. Third Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the Parties hereto as such are authorized by this Agreement.

9.9. Periods of Time; Time of Essence. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Band or the State of Michigan, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. Time is of the essence.

9.10. Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the Parties hereto and their respective permitted successors and assigns.

9.11. Modification. Any change to or modification of this Agreement must be in writing signed by all Parties hereto.

9.12. Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel; it shall not be construed more strongly for or against any Party.

9.13. Consents. Except where expressly indicated that an agreement or consent is in the sole or unilateral discretion of a Party, no agreement or consent under this Agreement shall be unreasonably withheld or delayed.

9.14. Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

9.15. Other Agreements Superseded. This Agreement, including the exhibits and schedules attached hereto, and the other Termination Documents, set forth the entire understanding of the Parties hereto as to the matters covered hereby.

9.16. No Assignment. None of the Parties hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties, which consent may be withheld by other Parties in their sole discretion. Any purported assignment in violation of this provision shall be null and void and of no force and effect.

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The signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto under seal as of the date first above written.

POKAGON BAND OF POTAWATOMI INDIANS

By:	/s/ Matthew Wesaw
Title:	Chairman/Council Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

POKAGON GAMING AUTHORITY

By:	/s/ Matthew Wesaw
Title:	Chairman/Council Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

Signature Page to Buyout and Termination Agreement

POKAGON PROPERTIES, LLC

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

FILBERT LAND DEVELOPMENT, LLC

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

Signature Page to Buyout and Termination Agreement

GREAT LAKES GAMING OF MICHIGAN, LLC,
f/k/a GREAT LAKES OF MICHIGAN, LLC

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

LAKES ENTERTAINMENT, INC. f/k/a LAKES GAMING, INC.

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

LAKES GAMING AND RESORTS, LLC

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

Signature Page to Buyout and Termination Agreement

Exhibit 2.5.1

FORM OF MUTUAL RELEASE

MUTUAL RELEASE

THIS MUTUAL RELEASE (the “Release”) is made and entered into as of the 30th day of June, 2011, by and among GREAT LAKES GAMING OF MICHIGAN, LLC, (f/k/a GREAT LAKES OF MICHIGAN, LLC (“Great Lakes”), LAKES ENTERTAINMENT, INC. f/k/a LAKES GAMING, INC. (“Lakes”), LAKES GAMING AND RESORTS, LLC (“LG&R”), (collectively, Great Lakes, Lakes and LG&R are referred to as the “Lakes Parties”), POKAGON PROPERTIES, LLC (“PPLLC”), FILBERT LAND DEVELOPMENT, LLC (“Filbert”), the POKAGON GAMING AUTHORITY (the “Authority”), and the POKAGON BAND OF POTAWATOMI INDIANS (together with any affiliate, agency, instrumentality, association or political subunit thereof, the “Band”) (collectively, PPLLC, Filbert, the Authority and the Band are referred to as the “Band Parties”). Each of the foregoing shall be referred to as a “Party” and collectively as the “Parties.”

For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the undersigned hereby make the following release of claims:

1. As used in this Release, the following terms shall have the meanings set forth below unless otherwise specified:

“Band Released Parties” shall mean (i) the Band Parties, (ii) and any parent, subsidiary, affiliate subdivision or governmental unit of the foregoing, including, without limitation, the Band Tribal Council and the PGA Board, (ii) the members of the Tribal Council and the members of the PGA Board as of the date hereof, and (iii) any officer, director, manager, member, employee and any present or former office holder, representative, agent, attorney or advisor of any of the foregoing (solely in their capacity as such) as of the date hereof and all predecessors, successors or assigns of any of the foregoing with respect solely to any Claim related to, arising out of, or in their capacity as such as to any Claims with respect solely to any Claim related to, arising out of their relationship with or representation of the Band Parties.

“Claims” shall mean any and all potential or actual, known or unknown, actions, causes of action, claims, demands, lawsuits, judgments, debts, accounts, covenants, agreements, actions, cross actions, liabilities, obligations, losses, damages, costs, compensation, expenses, attorneys fees, remedies, causes of action of any nature, whether in tort or contract, or based on any wrongful or intentional act, fraud or misrepresentation, breach of duty or common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present or future injuries, physical or mental or property or economic damage, and for all other losses and damages of any kind, including but not limited to actual damages, all exemplary and punitive damages, all penalties of any kind, including without limitation, any statutory or other penalties or liabilities, tax liability, damage to physical or mental health, business reputation, insurance premiums or costs, workers compensation premiums or costs, lost earnings, profits or good will, consequential damages, damages ensuing from loss of credit and pre-judgment and

Exhibit 2.5.1 of the Buyout and Termination Agreement

post-judgment interest and costs and attorneys fees, from the beginning of time to the execution of the Termination Agreement, including, without limitation, those arising out of, caused by, related to, in connection with, or resulting from (a) the Transaction Documents (including, without limitation, any default under any Transaction Documents), or (b) any act, performance, obligation, omission, failure to act or perform by any of the Band Released Parties, the Lakes Released Parties or any of their respective heirs, legal representatives, successors or assigns. Without limiting the generality of the foregoing, the term “Claims” shall include, without limitation, any loss, liability, expense and/or detriment of any kind or character, in any way arising out of, connected with, or resulting from the acts or omissions of the Band Released Parties, the Lakes Released Parties or any of them. This definition does not include any claim for, under or related to the Continuing Obligations.

“Continuing Obligations” shall mean all obligations of every kind or nature of the Parties created under, or arising by virtue of, the Termination Documents and each and every agreement, certificate, instrument, document, note, motion, or order executed and/or entered into pursuant to or in connection with the Termination Documents, to the extent a Band Released Party or Lakes Released Party is a party thereto.

“Lakes Released Parties” shall mean (i) the Lakes Parties, (ii) any parent, subsidiary, affiliate, subdivision or governmental unit of any of the foregoing, and (iii) any shareholder, officer, director, manager, member, employee, any present or former office holder, representative, agent, attorney or advisor of any of the foregoing (solely in their capacity as such) as of the date hereof and all predecessors, successors or assigns of any of the foregoing with respect solely to any Claim related to, arising out of, or in their capacity as such as to any Claims with respect solely to any Claim related to, arising out of their relationship with or representation of the Lakes Parties.

“Termination Agreement” shall mean the Buyout and Termination Agreement, dated as of even or near even date hereof, by and among the Lakes Parties and the Band Parties, as the same may be amended from time to time.

“Termination Documents” shall mean the Termination Agreement, the Release and the opinion letters dated as of even or near even date hereof executed by counsel to the parties.

“Transaction Documents” is defined in the Termination Agreement.

2. Each Lakes Party hereby REMISES, RELEASES, ACQUITS, SATISFIES, WAIVES and FOREVER DISCHARGES each of the Band Released Parties and their respective heirs, personal representatives, successors and assigns from all Claims; provided, such release does not extend to, include or apply to the Continuing Obligations.

3. Each Band Party hereby REMISES, RELEASES, ACQUITS, SATISFIES, WAIVES and FOREVER DISCHARGES each of the Lakes Released Parties and their respective heirs, personal representatives, successors and assigns from all Claims.

4. This Release is accepted by each of the Band Parties and the Lakes Parties pursuant to the Termination Agreement, and this Release shall not be construed as an admission of liability on the part of any of the Band Released Parties or Lakes Released Parties of any kind or nature whatsoever as to any matter.

Exhibit 2.5.1 of the Buyout and Termination Agreement

5. The Lakes Parties hereby jointly and severally represent and warrant that none of them has assigned, pledged or contracted to assign or pledge any of the Claims to any other person or entity.

6. The Band Parties hereby jointly and severally represent and warrant that none of them has assigned, pledged or contracted to assign or pledge any of the Claims to any other person or entity.

7. This Release shall be binding upon the Parties hereto. The provisions of Section 8 of the Termination Agreement are hereby incorporated in this Release by reference and made a part hereof in all respects.

8. This Release includes a release of, and shall inure to the benefit of, the Band Released Parties, the Lakes Released Parties and their respective heirs, legal representatives, successors, assigns and their respective shareholders, members, directors, trustees, officers, agents, servants, employees and attorneys in their capacities as such, past, present and future.

9. This Release, together with the other Termination Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof. It is expressly understood and agreed that this Release may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties hereto.

10. Each person signing this Release on behalf of an entity warrants on his or her own behalf that he or she is authorized to do so in his/her capacity as such.

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The signature pages follow.]

Exhibit 2.5.1 of the Buyout and Termination Agreement

IN WITNESS WHEREOF, this Release has been executed by the parties hereto under seal as of the date first above written.

POKAGON BAND OF POTAWATOMI INDIANS

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

POKAGON GAMING AUTHORITY

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

Exhibit 2.5.1 of the Buyout and Termination Agreement

POKAGON PROPERTIES, LLC

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

FILBERT LAND DEVELOPMENT, LLC

By:	/s/ Matthew Wesaw
Title:	Chairman/Board Member

By:	/s/ Ervin Butch Starrett
Title:	Vice Chairman/Board Member

Exhibit 2.5.1 of the Buyout and Termination Agreement

GREAT LAKES GAMING OF MICHIGAN, LLC, f/k/a GREAT LAKES OF MICHIGAN, LLC

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

LAKES ENTERTAINMENT, INC. f/k/a LAKES GAMING, INC.

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

LAKES GAMING AND RESORTS, LLC

By:	/s/ Timothy J. Cope
Title:	President and Chief Financial Officer

Exhibit 2.5.1 of the Buyout and Termination Agreement

Exhibit 2.5.4

OPINION PARAGRAPHS OF LAKES PARTIES OPINION OF

GRAY PLANT MOOTY, MOOTY & BENNETT, P.A.

1.	Each of the [Lakes Parties] has the requisite power and authority to execute, deliver and perform its obligations under the Termination Documents.

2.	The execution, delivery and performance of each of the Termination Documents to which any of the [Lakes Parties] is a party and the performance by the [Lakes Parties] of their respective obligations thereunder has been duly authorized by all necessary limited liability company action. The Termination Documents to which any of the [Lakes Parties] is a party, have been duly executed and delivered by each of the [Lakes Parties], as applicable.

Exhibit 2.5.4 of the Buyout and Termination Agreement

Exhibit 2.5.5

OPINION PARAGRAPHS OF BAND PARTIES OPINION OF

DRUMMOND WOODSUM & MACMAHON

Band Opinion

1.	The Band has the requisite power and authority to execute, deliver and perform its obligations under the Termination Documents.

2.	The execution, delivery and performance of each of the Termination Documents to which the Band is a party and the performance by the Band of its obligations thereunder has been duly authorized by all necessary action. The Termination Documents to which the Band is a party have been duly executed and delivered by the Band.

Authority Opinion

1.	The Authority has the requisite power and authority to execute, deliver and perform its obligations under the Termination Documents.

2.	The execution, delivery and performance of each of the Termination Documents to which the Authority is a party and the performance by the Authority of its obligations thereunder has been duly authorized by all necessary action. The Termination Documents to which the Authority is a party have been duly executed and delivered by the Authority.

PPLLC and Filbert Opinion

1.	Each of PPLLC and Filbert has the requisite power and authority to execute, deliver and perform its obligations under the Termination Documents.

2.	The execution, delivery and performance of each of the Termination Documents to which either PPLLC or Filbert is a party and the performance by PPLLC and Filbert of their respective obligations thereunder has been duly authorized by all necessary limited liability company action. The Termination Documents to which either PPLLC or Filbert is a party, have been duly executed and delivered by PPLLC and Filbert, as applicable.

Schedule 3.1.11 of the Buyout and Termination Agreement